As filed with the Securities and Exchange Commission on June 21, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMBASSADORS GROUP, INC.
(Exact name of issuer as specified in charter)

Delaware	91-1957010
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Dwight D. Eisenhower Building 2001 South Flint Road Spokane, Washington	99224
(Address of principal executive offices)	(Zip Code)

2013 Stock Incentive Plan
(Full title of the plan)

Anthony F. Dombrowik
Interim Chief Executive and Chief Financial Officer
2001 South Flint Road
Spokane, WA 99224
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(509) 568-7800

Copy to:

Margaret Hill Noto
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock	2,265,835 Shares	$3.5550	$2,275,200.00	$310.34

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The calculation of the registration fee is based on $3.5550, which was the average of the high and low prices of the Common Stock on June 19, 2013 on the NASDAQ Stock Market.

(2)
Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Securities and Exchange Commission (the “Commission”) Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, a filing fee is only being paid with respect to the registration of 640,000 shares under the Registrant’s 2013 Stock Incentive Plan. A Registration Statement on Form S-8 (Registration No. 333-159768) has been previously filed, and the registration fees paid, for 1,625,835 shares of common stock that are being reallocated from the Registrant’s 2009 Equity Participation Plan to the Registrant’s 2013 Stock Incentive Plan.

EXPLANATORY NOTE

Ambassadors Group, Inc. (the “Registrant”) is registering under this Registration Statement on Form S-8 2,265,835 shares for issuance under the 2013 Stock Incentive Plan (the “2013 Plan”).  The 2013 Plan reserves 640,000 shares of Common Stock plus additional shares reserved for purposes of the Registrant’s 2009 Equity Participation Plan (the “2009 Plan”) as described below.  The Registrant previously registered shares pursuant to the 2009 Plan by filing a Registration Statement on Form S-8 (Registration No. 333-159768). The Registrant has since combined the 2009 Plan into the 2013 Plan, as of June 5, 2013, so that all future equity awards under the 2009 Plan will be made under the 2013 Plan.  According to the terms of the 2013 Plan, the shares of common stock that were available for grant under the 2009 Plan as of June 5, 2013 (“Carry Over Shares”), and any shares currently subject to options previously granted under the 2009 Plan that subsequently expire or terminate without being exercised and restricted stock that is forfeited to the Company, are included in the reserve of shares available for issuance under the 2013 Plan. The total number of shares of common stock previously reserved and available for grants under the 2009 Plan on June 5, 2013 was 1,625,835.

Contemporaneously with the filing of this S-8, the Registrant is filing a Post-Effective Amendment to Form S-8 to deregister the Carry Over Shares under the 2009 Plan.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Form S-8 Registration Statement, in addition to registering 640,000 shares, is hereby filed (i) to reallocate the Carry Over Shares from the 2009 Plan to the 2013 Plan and hereby register the Carry Over Shares which may be issued under the 2013 Plan and (ii) to carry over from the 2009 Plan Registration Statement the registration fees paid for the Carry Over Shares being registered under the 2013 Plan Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed previously by the registrant with the Commission, are incorporated herein by reference and made a part hereof:

(a)
the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Commission on March 11, 2013, as amended by Form 10-K/A filed with the Commission on April 30, 2013;

(b)	the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Commission on May 8, 2013;

(c)	the registrant’s Current Reports on Form 8-K as filed with the Commission on April 17, 2013, May 1, 2013 and June 7, 2013; and

(d)
The description of registrant’s common stock contained in its Registration Statement on Form 10 (File No. 0-33347), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant’s Certificate of Incorporation and Bylaws provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

The registrant has entered into indemnification agreements with certain directors and executive officers. These agreements, among other things, indemnify such director or executive officer to the fullest extent permitted by law for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement payments incurred by such persons in any action, including any action by or in the right of the registrant, by reason of (or arising in part out of) any event or occurrence related to the fact that such person was or is a director, officer, employee, agent or fiduciary of the registrant, or is or was serving at the request of the registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of such person while serving in such capacity. The indemnification agreements also provide for the advance payment by the registrant of defense expenses incurred by the director or officer; however, the affected director or officer must undertake to repay such amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Stoel Rives LLP
23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.2	Consent of BDO USA, LLP
24.1	Power of Attorney (included on signature page hereto)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on June 21, 2013.

AMBASSADORS GROUP, INC.

By:	/s/ Anthony F. Dombrowik
Anthony F. Dombrowik,
Interim Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Anthony F. Dombrowik as his or her attorneys-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ ANTHONY F. DOMBROWIK	Interim Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	June 21, 2013
Anthony F. Dombrowik

/s/ JAMES M. KALUSTIAN	Chairman of the Board of Directors	June 21, 2013
James M. Kalustian

/s/ DANIEL G. BYRNE	Director	June 21, 2013
Daniel G. Byrne

/s/ PETER H. KAMIN	Director	June 21, 2013
Peter H. Kamin

/s/ NILOFER MERCHANT	Director	June 21, 2013
Nilofer Merchant

/s/ LISA RAPUANO	Director	June 21, 2013
Lisa Rapuano
/s/ DEBRA DULSKY	Director	June 21, 2013
/Debra Dulsky
/s/ RICARDO L.VALENCIA	Director	June 21, 2013
Ricardo L. Valencia
/s/ TIMOTHY M. WALSH	Director	June 21, 2013
Timothy M. Walsh

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
5.1	Opinion of Stoel Rives LLP
23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.2	Consent of BDO USA, LLP
24.1	Power of Attorney (included on signature page hereto)